CARMAX REPORTS THIRD QUARTER RESULTS
Revises Fiscal 2008 Expectations

Richmond, Va. December 19, 2007 – CarMax, Inc. (NYSE:KMX) today reported results for the third fiscal quarter ended November 30, 2007.

▪	Total sales increased 7% to $1.89 billion from $1.77 billion in the third quarter of last year.

▪	Comparable store used unit sales were flat compared with a 13% increase during the prior year’s third quarter.

▪	Total used unit sales grew 9% versus an 18% increase in the third quarter of fiscal 2007.

▪	Net earnings declined 34% to $29.8 million, or $0.14 per share, compared with $45.4 million, or $0.21 per share, earned in the third quarter of last year.

o
As previously reported and included in the September revision to our fiscal 2008 expectations, CarMax Auto Finance (CAF) income was adversely affected by increased funding costs for our 2007-3 public securitization, which reduced CAF income by $8 million before taxes.

o
An increase in the cost of funding receivables through the asset-backed commercial paper market resulted in an additional $4.6 million pretax reduction in third quarter CAF gain income related to receivables in the warehouse facility that had been originated in previous quarters.

o
The increase in the cost of funding receivables through the asset-backed commercial paper market also had an adverse impact on CAF’s gain percentage in the third quarter.  CAF’s gain on loans originated and sold in the quarter declined to 3.6% compared with 4.3% in last year’s third quarter.

▪
For the fiscal year ending February 29, 2008, we now expect comparable store used unit sales growth of approximately 2% and earnings per share in the range of $0.87 to $0.93.  Compared with our prior expectations, the decline in the expected earnings range is largely the result of higher funding costs at CAF.

Third Quarter Business Performance Review

Sales.  “Current economic conditions clearly affected our performance this quarter,” said Tom Folliard, president and chief executive officer.  Our flat comparable store used unit sales reflected the combination of the near-term decline in consumer confidence and a slowing sales pace for the automotive retail industry, as well as the challenging comparison with our 13% increase in last year’s third quarter.  However, considering the difficult economic environment, we are pleased with our performance, and we achieved sales and gross profits consistent with our previously revised expectations.  In addition, our data indicates that we continue to gain market share in the late-model used vehicle market.

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We continued to experience healthy consumer traffic, which we believe benefited from the favorable response to the improvements to carmax.com made over the last several quarters.  However, compared with the prior year period, our sales conversion rate declined as consumers appeared to be more hesitant in committing to big-ticket purchases.  Sales were supported by the continued consistent availability of credit from CAF and our third-party finance providers.

Wholesale sales increased by 4% in the quarter, slower than our used retail sales growth, reflecting the challenging comparison with the prior year, when wholesale sales climbed 30%.  Our wholesale sales represent customer vehicle trade-ins and appraisal purchases that do not meet our retail standards.

New vehicle sales declined by 30%, reflecting the combination of the soft new car sales environment and the sale of our Orlando Chrysler Jeep Dodge franchise in the second quarter.  Other sales and revenues increased 9%, similar to our used vehicle sales growth.

Gross Profit.  Our total gross profit per unit declined slightly to $2,723 compared with $2,736 in last year’s third quarter.  Our retail used vehicle gross profit per unit was $1,886, only $12 lower than the prior year.  The year-over-year $32 increase in our wholesale profit per unit reflected the continued benefit of our superior car-buying process, as well as continued strong dealer attendance at our auctions.

Compared with the second quarter of this year, the total gross profit per unit declined by $146, with decreases in all vehicle categories.  We expect gross profits to decrease sequentially from the second quarter to the third quarter, reflecting the normal seasonal slowdown in traffic, the higher vehicle depreciation that typically occurs during the model-year changeover period and our resulting lower margin targets.

CarMax Auto Finance.  CAF income declined 49% to $16.3 million from $32.0 million in last year’s third quarter.  As previously reported and included in our revised expectations, the current quarter CAF income was adversely affected by wider spreads and higher swap unwind costs related to our 2007-3 public securitization at the beginning of the quarter, which reduced CAF income by $8 million.

In addition, continuing turmoil in the asset-backed credit markets drove funding costs higher in CAF’s warehouse facility as the spread between asset-backed commercial paper rates and benchmark rates widened significantly during the quarter.  As a result, CAF income was reduced by an additional $4.6 million related to loans remaining in the warehouse facility that were originated in prior quarters.  The wider spreads on asset-backed commercial paper also reduced CAF’s gain percentage on loans originated during the quarter.  CAF’s gain on loans originated and sold during the third quarter declined to 3.6% compared with 4.3% in the prior year’s quarter.

CAF income for the current year’s quarter was also adversely affected by $1.5 million primarily related to adjustments in loss assumptions on pools of previously securitized loans.

SG&A.  The SG&A ratio increased to 11.2% in this year’s third quarter compared with 10.6% in the corresponding quarter of last year.  The increase in rate largely resulted from our flat comparable store used unit sales and our commitment to our ongoing growth plans, as well as our decision to continue spending on our strategic, operational and Internet initiatives during the quarter.

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CarMax, Inc.

Earnings and Earnings Per Share.  As expected, comparable store sales growth was more challenging in the weak near-term economic environment, but we generally achieved our revised sales and margin targets.  Our 34% decline in net earnings for the quarter was primarily associated with the impact of higher CAF funding costs.  Notwithstanding these higher current funding costs, we continue to believe that having our own finance operation provides us with strategic advantages and increased profitability over the long term.

Store Openings.  During the third quarter, we opened five superstores, including one production superstore in Charlotte, N.C., and four non-production superstores in Atlanta, Ga.; Newport News, Va.; Los Angeles, Calif.; and San Diego, Calif.  Through the first nine months of fiscal 2008, we opened nine superstores, including two production superstores and seven non-production superstores.

Early in the fourth quarter, we opened production superstores in Omaha, Neb., and Jackson, Miss., and we plan to open a non-production superstore in Baltimore, Md., in February 2008.  In total, we expect to open 12 superstores during fiscal 2008, expanding our store base by 16%, consistent with our target for used car superstore annual growth in the range of 15% to 20%.  The opening date for our store in Modesto, Calif., previously planned for February, has been shifted to March as a result of normal construction scheduling changes.

During the first nine months of fiscal 2008, we expanded our car-buying center test with the opening of buying centers in the Raleigh, N.C., and Tampa, Fla., markets.  At these locations, we conduct appraisals and purchase cars, but do not sell vehicles.  These test centers are part of our long-term plan to increase both appraisal traffic and retail vehicle sourcing self-sufficiency.  In the coming months, we plan to further expand this test by opening car-buying centers in Dallas, Tex., and Baltimore, Md.

Supplemental Financial Information

Sales Components

(In millions)	Three Months Ended November 30 (1)			Nine Months Ended November 30 (1)
	2007	2006	Change	2007	2006	Change
Used vehicle sales	$1,514.3	$1,377.6	9.9%	$4,909.8	$4,365.4	12.5%
New vehicle sales	77.0	109.9	(30.0)%	294.4	349.6	(15.8)%
Wholesale vehicle sales	234.7	226.4	3.7%	761.2	696.0	9.4%
Other sales and revenues:
Exended service plan revenues	30.1	27.1	11.2%	97.2	85.1	14.3%
Service department sales	23.2	21.6	7.7%	72.6	68.6	5.9%
Third-party finance fees, net	5.9	5.6	4.8%	19.7	18.2	8.4%
Total other sales and revenues	59.3	54.3	9.1%	189.6	171.9	10.3%
Net sales and operating revenues	$1,885.3	$1,768.1	6.6%	$6,155.0	$5,582.8	10.2%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

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Retail Vehicle Sales Changes
	Three Months Ended November 30		Nine Months Ended November 30
	2007	2006	2007	2006
Comparable store vehicle sales:
Used vehicle units	0%	13%	3%	8%
New vehicle units	(20)%	(3)%	(12)%	(12)%
Total units	(1)%	12%	2%	7%

Used vehicle dollars	0%	21%	4%	16%
New vehicle dollars	(21)%	(3)%	(12)%	(13)%
Total dollars	(1)%	19%	3%	13%

Total vehicle sales:
Used vehicle units	9%	18%	11%	16%
New vehicle units	(29)%	(3)%	(16)%	(12)%
Total units	7%	17%	10%	14%

Used vehicle dollars	10%	27%	12%	24%
New vehicle dollars	(30)%	(3)%	(16)%	(12)%
Total dollars	7%	24%	10%	20%

Retail Vehicle Sales Mix
	Three Months Ended November 30		Nine Months Ended November 30
	2007	2006	2007	2006
Vehicle units:
Used vehicles	96%	95%	96%	94%
New vehicles	4	5	4	6
Total	100%	100%	100%	100%

Vehicle dollars:
Used vehicles	95%	93%	94%	93%
New vehicles	5	7	6	7
Total	100%	100%	100%	100%

Unit Sales
	Three Months Ended November 30		Nine Months Ended November 30
	2007	2006	2007	2006
Used vehicles	85,973	79,009	278,841	250,121
New vehicles	3,224	4,532	12,309	14,610
Wholesale vehicles	52,960	51,833	171,150	158,267

Average Selling Prices
	Three Months Ended November 30		Nine Months Ended November 30
	2007	2006	2007	2006
Used vehicles	$17,433	$17,247	$17,434	$17,273
New vehicles	$23,751	$24,118	$23,778	$23,779
Wholesale vehicles	$4,322	$4,258	$4,337	$4,288

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Selected Operating Ratios
(In millions)	Three Months Ended November 30				Nine Months Ended November 30
	2007	%(1)	2006	%(1)	2007	%(1)	2006	%(1)

Net sales and operating revenues	$1,885.3	100.0%	$1,768.1	100.0%	$6,155.0	100.0%	$5,582.8	100.0%
Gross profit	$242.9	12.9%	$228.6	12.9%	$815.3	13.2%	$730.2	13.1%
CarMax Auto Finance income	$16.3	0.9%	$32.0	1.8%	$86.8	1.4%	$100.9	1.8%
Selling, general, and administrative
expenses	$210.5	11.2%	$187.3	10.6%	$638.5	10.4%	$574.3	10.3%
Operating profit (EBIT) (2)	$48.7	2.6%	$73.3	4.1%	$264.3	4.3%	$256.8	4.6%
Net earnings	$29.8	1.6%	$45.4	2.6%	$160.2	2.6%	$156.5	2.8%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2)	Operating profit equals earnings before interest and income taxes.

Gross Profit
	Three Months Ended November 30				Nine Months Ended November 30
	2007		2006		2007		2006
	$/unit(1)	%(2)	$/unit(1)	%(2)	$/unit(1)	%(2)	$/unit(1)	%(2)
Used vehicle gross profit	$1,886	10.7%	$1,898	10.9%	$1,936	11.0%	$1,929	11.1%
New vehicle gross profit	$1,043	4.4%	$1,108	4.6%	$1,040	4.3%	$1,168	4.9%
Wholesale vehicle gross profit	$774	17.5%	$742	17.0%	$790	17.8%	$721	16.4%
Other gross profit	$408	61.4%	$421	64.8%	$438	67.2%	$440	67.8%
Total gross profit	$2,723	12.9%	$2,736	12.9%	$2,800	13.2%	$2,758	13.1%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

Earnings Highlights
(In millions except per share data)	Three Months Ended November 30			Nine Months Ended November 30
	2007	2006	Change	2007	2006	Change
Net earnings	$29.8	$45.4	(34.3)%	$160.2	$156.5	2.4%
Diluted weighted average shares outstanding	220.6	217.8	1.3%	220.4	215.7	2.2%
Net earnings per diluted share	$0.14	$0.21	(33.3)%	$0.73	$0.73	0.0%

Fiscal 2008 Expectations

“Our sales performance in the quarter was generally consistent with our revised expectations and, accordingly, we now expect comparable store used unit sales growth of approximately 2% for fiscal 2008,” said Folliard.  Previously, we expected fiscal 2008 comparable store used unit sales growth in the range of 1% to 3%.  Comparable store used unit sales increased by 9% in fiscal 2007.  As always, our projections are not adjusted for the possibility of unusual winter weather, which could adversely affect our fourth quarter sales.

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“Primarily as a result of the continued turmoil in the asset-backed credit markets and the resulting higher funding costs, we are further reducing our fiscal 2008 earnings expectations,” said Folliard.  We now expect earnings per share in the range of $0.87 to $0.93.  Previously, we expected earnings per share in the range of $0.92 to $0.98.  We earned $0.92 per share in fiscal 2007.

Our revised forecast includes provisions for higher CAF funding costs resulting from wider spreads that we expect to continue into the fiscal fourth quarter.  We currently intend to execute our next public securitization in the fourth quarter, assuming the markets stabilize somewhat.  However, given the unprecedented recent instability of the asset-backed public market, we have temporarily increased our warehouse facility capacity by $300 million in order to provide us with additional funding flexibility.

The wide range of earnings expectations, despite having only one quarter remaining in fiscal 2008, reflects the uncertainty surrounding the credit markets and CAF’s funding costs.

Future Superstore Opening Plan

During the twelve months ending November 30, 2008, we currently expect to open 13 used car superstores, including 8 production stores and 5 non-production stores.  Details of the planned store openings are as follows:

Location	Television Market	Market Status	Production Superstores (1)	Non-Production Superstores (2)
Fiscal 2008 – Q4:
Omaha, Nebraska (3)	Omaha	New market	1
Jackson, Mississippi (3)	Jackson	New market	1
Ellicott City, Maryland	Baltimore	Existing market		1

Fiscal 2009 – Q1 through Q3:
San Antonio, Texas	San Antonio	Existing market		1
Modesto, California	Sacramento	Existing market	1
Phoenix, Arizona	Phoenix	New market	2
Charleston, South Carolina	Charleston	New market		1
Huntsville, Alabama	Huntsville	New market	1
Colorado Springs, Colorado	Colorado Springs	New market	1
Tulsa, Oklahoma	Tulsa	New market	1
Costa Mesa, California	Los Angeles	Existing market		1
Hickory, North Carolina	Charlotte	Existing market		1
			8	5

(1)	Previously referred to as standard superstores, these are stores at which vehicle reconditioning is performed.
(2)	Previously referred to as satellite superstores, these are stores that do not have vehicle reconditioning capabilities.
(3)	Store opened in December 2007.

Normal construction, permitting, or other scheduling delays could shift the opening dates of any stores into a later period.

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Fourth Quarter Fiscal 2008 Earnings Release Date

We currently plan to release sales and earnings for the fourth quarter and fiscal year ended February 29, 2008, on Wednesday, April 2, 2008, before the opening of the New York Stock Exchange.  We will host a conference call for investors at 9:00 a.m. ET on that date.  Further information on this conference call will be available on our investor information home page at investor.carmax.com in March 2008.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, December 19, 2007.  Domestic investors may access the call at 1-888-298-3261 (international investors should dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 9752175.  A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on December 19, 2007, through January 18, 2008.  A telephone replay also will be available through December 26, 2007, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291).  The conference I.D. for both domestic and international callers is 9752175.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2007 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., CarMax currently operates 88 used car superstores in 41 markets.  The CarMax consumer offer is structured around four core equities: low, no-haggle prices; a broad selection; high quality vehicles and customer-friendly service.  During the fiscal year ended February 28, 2007, we retailed 337,021 used cars and sold 208,959 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities, or prospects, including without limitation any statements or factors regarding expected sales, margins, or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following: changes in the general U.S. or regional U.S. economy; intense competition within our industry; significant changes in retail prices for used and new vehicles; a reduction in the availability or our access to sources of inventory; our ability to acquire suitable real estate; the significant loss of key employees from our store, regional, or corporate management teams; the efficient operation of our information systems; changes in the availability or cost of capital and working capital financing; changes in the market for asset-backed financing; the occurrence of adverse weather events; seasonal fluctuations in our business; the geographic concentration of our superstores; the regulatory environment in which we operate; the effect of various litigation matters; the effect of new accounting requirements or changes to U.S. generally accepted accounting principles; and the occurrence of certain other material events.  We disclaim any intent or obligation to update our forward-looking statements.

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For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2007, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.

Contacts:

Investors and Financial Media:
Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Public Relations Manager, (804) 747-0422, ext. 4197

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended November 30						Nine Months Ended November 30
	2007	%	(1)	2006	%	(1)	2007	%	(1)	2006	%	(1)

Sales and operating revenues:
Used vehicle sales	$1,514,302	80.3		$1,377,551	77.9		$4,909,835	79.8		$4,365,409	78.2
New vehicle sales	76,999	4.1		109,940	6.2		294,393	4.8		349,579	6.3
Wholesale vehicle sales	234,739	12.5		226,363	12.8		761,173	12.4		695,958	12.5
Other sales and revenues	59,260	3.1		54,293	3.1		189,563	3.1		171,882	3.1
Net sales and operating revenues	1,885,300	100.0		1,768,147	100.0		6,154,964	100.0		5,582,828	100.0
Cost of sales	1,642,417	87.1		1,539,538	87.1		5,339,666	86.8		4,852,599	86.9
Gross profit	242,883	12.9		228,609	12.9		815,298	13.2		730,229	13.1
CarMax Auto Finance income	16,347	0.9		31,974	1.8		86,827	1.4		100,880	1.8
Selling, general and administrative
expenses	210,508	11.2		187,318	10.6		638,518	10.4		574,333	10.3
Gain on franchise disposition	--	--		--	--		740	--		--	--
Interest expense	44	--		167	--		3,010	--		4,449	0.1
Interest income	285	--		406	--		908	--		973	--
Earnings before income taxes	48,963	2.6		73,504	4.2		262,245	4.3		253,300	4.5
Provision for income taxes	19,117	1.0		28,085	1.6		102,049	1.7		96,841	1.7
Net earnings	$29,846	1.6		$45,419	2.6		$160,196	2.6		$156,459	2.8

Weighted average common shares:(2)
Basic	216,301			213,022			215,826			211,790
Diluted	220,558			217,767			220,421			215,722

Net earnings per share:(2)
Basic	$0.14			$0.21			$0.74			$0.74
Diluted	$0.14			$0.21			$0.73			$0.73

(1) Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.
(2) Share and per share amounts have been adjusted for the effect of our 2-for-1 stock split in March 2007.

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
 (In thousands)

	November 30 2007	November 30 2006	February 28 2007
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,380	$12,352	$19,455
Accounts receivable, net	52,769	53,092	71,413
Automobile loan receivables held for sale	4,700	3,145	6,162
Retained interest in securitized receivables	233,662	202,594	202,302
Inventory	892,228	760,816	836,116
Prepaid expenses and other current assets	20,498	13,955	15,068

Total current assets	1,212,237	1,045,954	1,150,516

Property and equipment, net	804,545	585,109	651,850
Deferred income taxes	45,607	25,788	40,174
Other assets	47,003	47,817	43,033

TOTAL ASSETS	$2,109,392	$1,704,668	$1,885,573

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$265,933	$222,205	$254,895
Accrued expenses and other current liabilities	69,113	63,859	68,885
Accrued income taxes	232	33,275	23,377
Deferred income taxes	16,132	10,151	13,132
Short-term debt	3,137	2,984	3,290
Current portion of long-term debt	155,541	84,422	148,443

Total current liabilities	510,088	416,896	512,022

Long-term debt, excluding current portion	27,280	34,012	33,744
Deferred revenue and other liabilities	117,695	54,854	92,432

TOTAL LIABILITIES	655,063	505,762	638,198

SHAREHOLDERS’ EQUITY	1,454,329	1,198,906	1,247,375

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,109,392	$1,704,668	$1,885,573

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
 (In thousands)

	Nine Months Ended November 30
	2007	2006

Operating Activities:
Net earnings	$160,196	$156,459
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Depreciation and amortization	34,168	25,177
Share-based compensation expense	25,856	25,548
Loss on disposition of assets	35	259
Deferred income taxes benefit	(3,332)	(14,623)
Net decrease (increase) in:
Accounts receivable, net	18,644	23,529
Automobile loan receivables held for sale, net	1,462	994
Retained interest in securitization receivables	(31,360)	(44,286)
Inventory	(56,112)	(91,116)
Prepaid expenses and other current assets	(5,430)	(2,744)
Other assets	(3,970)	(3,817)
Net increase (decrease) in:
Accounts payable, accrued expenses and
other current liabilities, and accrued income taxes	(11,881)	57,183
Deferred revenue and other liabilities	25,641	5,002
Net cash provided by operating activities	153,917	137,565

Investing Activities:
Capital expenditures	(192,440)	(114,719)
Proceeds from sales of assets	1,457	3,472
Net cash used in investing activities	(190,983)	(111,247)

Financing Activities:
(Decrease) increase in short-term debt, net	(153)	2,521
Issuance of long-term debt	69,300	--
Payments on long-term debt	(62,111)	(76,115)
Equity issuances, net	13,157	27,449
Excess tax benefits from share-based arrangements	5,798	10,420
Net cash provided by (used in) financing activities	25,991	(35,725)

Decrease in cash and cash equivalents	(11,075)	(9,407)
Cash and cash equivalents at beginning of year	19,455	21,759
Cash and cash equivalents at end of period	$8,380	$12,352

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